UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective
Amendment No. 1
to
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	22-2581418
(State or other jurisdiction	(I.R.S. Employer
of incorporation)	Identification No.)

383 Route 46 West, Fairfield, NJ	07084-2402
(Address of principal executive offices)	(Zip code)

AMENDMENT AND RESTATEMENT OF
THE 1990 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
AND
THE 1999 INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN
OF
BRADLEY PHARMACEUTICALS, INC.
(Full title of the Plans)

Paul McGarty
President and Chief Executive Officer
383 Route 46 West,
Fairfield, NJ 07004-2402
(Name and address of agent for service)

(973) 882-1505
(Telephone number, including area code, of agent for service)

Copy to:

Steven Khadavi
Dorsey & Whitney LLP
250 Park Ave
New York, New York 10177
(212) 415-9376

        This Post-Effective Amendment No. 1 to Form S-8 Registration Statement is being filed solely to remove from registration securities that were registered and will not be issued in connection with the registrant’s offering.

        The Form S-8 Registration Statement (Registration No. 333-75382) (the “Registration Statement”) of Bradley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), pertaining to the registration of 985,443 shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”), issuable pursuant to the 1990 Incentive and Non-Qualified Stock Option Plan of Bradley Pharmaceuticals, Inc. (the “1990 Plan”) and 3,250,000 shares of the Company Common Stock, issuable pursuant to the 1999 Incentive and Non-Qualified Stock Option Plan of Bradley Pharmaceuticals, Inc. (the “1999 Plan” and together with the 1990 Plan, the “Plans”), to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on December 18, 2001.

        Pursuant to the Agreement and Plan of Merger dated as of October 29, 2007 (the “Merger Agreement”), among the Company, Nycomed US Inc. and Phase Merger Sub Inc. (“Merger Sub”), Merger Sub merged with and into the Company on February 21, 2008 (the time of such merger, the “Effective Time”), with the Company as the surviving entity (the “Merger”). The Merger was approved by the holders of the Company’s common stock on February 21, 2008, as required under Delaware law and the terms of the Merger Agreement. As a result of the Merger, the holders of shares of the Company Common Stock and Class B common stock, par value $0.01, of the Company, issued and outstanding immediately prior to the Effective Time of the Merger received $20.00 in cash per share, without interest (the “Merger Consideration”), and all such shares are no longer outstanding and have ceased to exist, and each holder of a certificate that immediately prior to the Effective Time of the Merger represented any such shares of the Company’s common stock no longer has any rights with respect thereto, except the right to receive the Merger Consideration.

        As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to certain existing registration statements, including the Registration Statement, as of the Effective Time. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering subject to the Registration Statement, the Company hereby removes from registration all securities registered under the Registration Statement that remain unissued or unobligated as of the Effective Time.

[Signature page to follow]

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on February 21, 2008.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Paul McGarty Paul McGarty President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

Signature	Title	Date

/s/ Runar Bjørklund Runar Bjørklund	Director	February 21, 2008

/s/ Paul McGarty Paul McGarty	Director, President and Chief Executive Officer (Principal Executive Officer)	February 21, 2008

/s/ Arthur Dulik, Jr. Arthur Dulik, Jr.	Director, Senior Vice President, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	February 21, 2008